Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of Union Bankshares Corporation on Form S-3 (file nos. 333-220398, 333-166520, 333-165874, 333-161860, 333-156946, 333-144481, 033-78060, 333-102012, and 333-81199) and on Form S-8 (file nos. 333-203580, 333-193364, 333-175808, 333-113842 and 333-113839) of our reports dated March 15, 2017, relating to the consolidated financial statements and effectiveness of internal control over financial reporting of Middleburg Financial Corporation and subsidiaries, appearing in the Annual Report on Form 10-K of Middleburg Financial Corporation for the year ended December 31, 2016, each of which reports are included in this Current Report on Form 8-K of Union Bankshares Corporation. We also consent to the references to our firm under the heading “Experts” in such registration statements.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia
November 15, 2018